Exhibit 10.4

TERM SHEET

CONVERTIBLE PREFERRED EQUITY INVESTMENT IN

ONCOBIOLOGICS, INC.

June 20, 2018

This Term Sheet summarizes the principal terms of the agreement to exchange voting Series A Convertible Preferred Stock (“Series A Preferred”) held by GMS Tenshi Holdings Pte. Ltd., a Singapore private limited company (“Investor”) into newly created voting Series A-1 convertible preferred stock (the “Series A-1 Preferred”) of Oncobiologics, Inc., a Delaware corporation (the “Company”). Such exchange is referred to herein as the “Transaction.” This Term Sheet is solely intended as a basis for further discussion between Investor and the Company and is not intended to be a complete description of the proposed Transaction and does not address all the items that the parties would need to agree on before entering into a definitive exchange agreement. Except for sections titled “Fees and Expenses,” “Confidentiality”, “Authority; Efforts” and “Governing Law” below, which constitute binding agreements and obligations of the parties, this Term Sheet does not constitute a legally binding obligation on the part of Investor or the Company.

Securities Exchange	Following conversion of 208,836 shares of Series A Preferred held by Investor on June 20, 2018, Investor will exchange its remaining 52,209 shares of Series A Preferred for Series A-1 Preferred.

Series A-1 Terms

Substantially identical to the existing Series A Preferred, subject to:

•     Redemption premium increased to $600.00 per share;

•     Liquidation preference increased to $550.00 per share;

•     Conversion into Company common stock/Voting rights subject to restriction in the event such action would violate applicable Nasdaq rules absent stockholder approval; and

•     Such other changes as may be necessary or appropriate to put the Investor in a similar financial position to its position under the Series A Preferred held immediately prior to the conversion described herein (other than increases to the interest or modifications to the Series A Conversion Rate).

Nasdaq	Entry into binding definitive agreement subject to Nasdaq notification of listing of additional shares and other requirements if such Series A-1 Preferred is convertible into/represents more than 10% pre-transaction outstanding voting power.

Investor Rights Agreement	To be amended to extend rights to shares of Common Stock issuable upon conversion of Series A-1 Preferred.

Documentation	Documentation required to effect the transaction will be on customary terms and will include an exchange agreement, certificate of designation, amendment of investor rights agreement, and such other documents and agreements (including any amendments or modifications to existing documents or agreements between the Investor and the Company) as are required by the Investor to effectuate the purpose of this exchange and as are reasonably necessary or appropriate.

Fees and Expenses

In consideration of the significant time and resources expended to date and to be expended by the Investor with respect to the transactions as described in this Term Sheet, regardless of whether the transactions contemplated by this Term Sheet are consummated, the Company shall pay and reimburse Investor for, and Investor shall be entitled to, all reasonable and documented out of pocket fees and expenses incurred by the Investor in connection with the negotiation, execution, diligence, evaluation and structuring of this Transaction (including costs of recovering any such fees or expenses from the Company in a dispute or otherwise).

If Investor has converted at least 208,836 shares of Series A Preferred into Company common stock on or prior to June 21, 2018, and the exchange of the remaining issued and outstanding shares of Series A Preferred held by Investor for newly created Series A-1 Preferred on substantially the terms as contemplated hereby shall not have occurred on or prior to July 20, 2018, the Transaction shall be terminated and abandoned without any further action required by either the Investor or the Company, the unconverted Series A Preferred then held by Investor will remain issued and outstanding and governed by its terms, and Investor shall be entitled to payment by the Company of a conversion premium equal to $10 million (as liquidated damages) via wire transfer of immediately available funds to an account designated by the Investor in writing within two Business Days of such termination and abandonment in lieu of any such exchange.

Confidentiality	The existence and terms of this Term Sheet shall not be disclosed to a third party by Investor or the Company unless such party reasonably determines (based upon advice of outside counsel) that disclosure of the existence or terms of this Term Sheet is required by law. In such event, the party proposing to disclose the existence or terms of this Term Sheet shall provide the other party with as much prior notice as is practicable.

Authority; Efforts	This Term Sheet and the proposed Transaction contemplated hereby have been duly approved by the Company’s special finance committee, including the binding provisions hereof. No other approvals or consents are required by the Company. The Company’s special finance committee has authorized the officers of the Company to execute this Term Sheet and to negotiate, memorialize and execute the proposed Transaction and to carry out the purpose of this Term Sheet. The Company hereby agrees to use its reasonable best efforts acting in good faith to negotiate and execute the Transaction within 30 calendar days of the date hereof.

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Governing Law

This Term Sheet is governed by the laws of the State of New York.

Each of the parties to this letter agreement hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and the United States of America, in each case located in the County of New York, for any actions, suits or proceedings arising out of or relating to this letter agreement (and each such party agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by United States registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each of the parties to this letter agreement hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement, in the courts of the State of New York and the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

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IN WITNESS WHEREOF, the parties hereto have caused this Term Sheet to be executed as of the date first written above.

INVESTOR:

GMS TENSHI HOLDINGS PTE. LTD.

By:	/s/ Faisal Sukhtian

Name:

Title:

COMPANY:

ONCOBIOLOGICS, INC.

By:	/s/ Lawrence A. Kenyon

Name:	Lawrence A. Kenyon

Title:	CFO

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